Exhibit 7.02


                                                                EXECUTION COPY



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                   AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

                                  by and among

                       THOMAS H. LEE EQUITY FUND VI, L.P.,

                      THOMAS H. LEE PARALLEL FUND VI, L.P.,

                   THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.,

                       GS CAPITAL PARTNERS VI FUND, L.P.,

                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.,

                      GS CAPITAL PARTNERS VI GMBH & CO. KG,

                     GS CAPITAL PARTNERS VI PARALLEL, L.P.,

                            GSMP V ONSHORE US, LTD.,

                            GSMP V OFFSHORE US, LTD.,

                          GSMP V INSTITUTIONAL US, LTD.

                                       and

                THE OTHER PERSONS THAT BECOME SIGNATORIES HERETO


                           Dated as of March 17, 2008


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
                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS...........................................................................................1

         Section 1.1.          Definitions.......................................................................1

         Section 1.2.          Other Interpretive Provisions.....................................................5

         Section 1.3.          Methodology For Calculations......................................................5

ARTICLE II. REPRESENTATIONS AND WARRANTIES.......................................................................5

         Section 2.1.          Existence; Authority; Enforceability..............................................5

         Section 2.2.          Absence of Conflicts..............................................................6

         Section 2.3.          Consents..........................................................................6

ARTICLE III. GOVERNANCE..........................................................................................6

         Section 3.1.          Board of Directors................................................................6

         Section 3.2.          Certificate Amendment.............................................................7

ARTICLE IV. TRANSFERS OF SHARES..................................................................................7

         Section 4.1.          Limitations on Transfer...........................................................7

         Section 4.2.          Transfer to Permitted Transferees.................................................8

         Section 4.3.          Tag Along Rights..................................................................8

         Section 4.4.          Drag Along Rights.................................................................9

         Section 4.5.          Rights and Obligations of Transferees............................................10

ARTICLE V. GENERAL PROVISIONS...................................................................................11

         Section 5.1.          Waiver by Shareholders...........................................................11

         Section 5.2.          Demand Registrations.............................................................11

         Section 5.3.          Certain Actions..................................................................12

         Section 5.4.          Assignment; Benefit..............................................................12

         Section 5.5.          Freedom to Pursue Opportunities..................................................12

         Section 5.6.          Termination......................................................................12

         Section 5.7.          Subsequent Acquisition of Shares.................................................12

         Section 5.8.          Severability.....................................................................12

         Section 5.9.          Entire Agreement.................................................................13

         Section 5.10.         Amendment........................................................................13

         Section 5.11.         Waiver...........................................................................13

         Section 5.12.         Counterparts.....................................................................13


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         Section 5.13.         Notices..........................................................................13

         Section 5.14.         Governing Law....................................................................14

         Section 5.15.         Jurisdiction.....................................................................14

         Section 5.16.         Waiver of Jury Trial.............................................................15

         Section 5.17.         Specific Performance.............................................................15

         Section 5.18.         No Third Party Beneficiaries.....................................................15

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         This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this "Agreement"), dated as of March 17, 2008, is made by and among the THL Parties, the GS Parties
(each as defined herein) and such other persons who become signatories hereto from time to time (collectively, the "Shareholders").

                                    RECITALS

         WHEREAS, MoneyGram International, Inc., a Delaware corporation (the "Company"), the THL Parties and the GS Parties have entered into an Amended and Restated Purchase Agreement, dated as of March 17, 2008 (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), pursuant to which, at the Closing (as defined in the Purchase Agreement), the Company intends to sell to the THL Parties and the GS Parties, and each of the THL Parties and the GS Parties intends to purchase from the Company, in the case of the THL Parties, shares of Series B Participating Convertible Preferred Stock of the Company (the "Series B Preferred Stock") and, in the case of the GS Parties, shares of Series B-1 Participating Convertible Preferred Stock of the Company (the "Series B-1 Preferred Stock");

         WHEREAS, immediately following the Closing, it is expected that the THL Parties will own all of the issued and outstanding Series B Preferred Stock and the GS Parties will own all of the issued and outstanding Series B-1 Preferred Stock; and

         WHEREAS, the parties hereto deem it to be in their best interests to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of Securities of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Affected Shareholders" has the meaning set forth in Section 5.8.

         "Affiliate" means (i) with respect to any Person, (x) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (y) if such Person is a private equity investment fund, any other private equity investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, or (ii) with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such Person, or the spouse thereof and any trust, limited liability company, limited partnership, private foundation or other estate planning vehicle for such Person or for the benefit of any of the foregoing or other Persons pursuant to the laws


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of descent and distribution; provided, however, that, for purposes hereof, (A)
each GS Party shall be deemed to be an Affiliate of every other GS Party, (B) each THL Party shall be deemed to be an Affiliate of every other THL Party, and
(C) neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Shareholder.

         "Affiliated Officer" means an officer of the Company affiliated with the GS Parties or the THL Parties.

         "Agreement" has the meaning set forth in the preamble.

         "Board of Directors" means the board of directors of the Company.

         "Board Observers" has the meaning set forth in Section 3.1(c).

         "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         "Closing Date" has the meaning set forth in the Purchase Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock of the Company, any other class of common stock of the Company hereafter created and any other securities of the Company into which such Common Stock may be reclassified, exchanged or converted pursuant to a merger, consolidation, stock split, stock dividend, restructuring or recapitalization of the Company or otherwise.

         "Common Stock Equivalents" means, with respect to any Person, securities issued by such Person which are convertible into, or exchangeable or exercisable for, shares of capital stock or other Equity Securities of such Person (including any option, warrant, or other right to subscribe for, purchase or otherwise acquire, or any note or debt security convertible into or exchangeable for, shares of capital stock or other Equity Securities of such Person).

         "Company" has the meaning set forth in the recitals.

         "Drag-Along Buyer" has the meaning set forth in Section 4.4(a).

         "Drag-Along Notice" has the meaning set forth in Section 4.4(a).

         "Drag-Along Shareholders" has the meaning set forth in Section 4.4(a).

         "Equity Securities" means, with respect to any Person, any capital stock or other equity security of such Person, including any Common Stock Equivalents of such Person.

         "Escrow Agent" has the meaning set forth in Section 4.4(d).

         "Governing Documents" means the certificate of incorporation and by-laws of the Company.

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         "GSCP Board Observer" has the meaning set forth in Section 3.1(c).

         "GSCP Director" has the meaning set forth in Section 3.1(a).

         "GS Parties" means, collectively, the GSCP Parties and the GSMP
Parties.

         "GSCP Parties" means, collectively, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & CO. KG, GS Capital Partners VI Parallel, L.P., and any Affiliates of the foregoing to whom Securities are Transferred after the date hereof.

         "GSMP Parties" means, collectively, GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd., GSMP V Institutional US, Ltd., and any Affiliates of the foregoing to whom Securities are Transferred after the date hereof.

         "Necessary Action" means, with respect to a specified result, all actions (to the extent such actions are permitted by law) necessary to cause such result, including (i) voting or providing a written consent with respect to the Securities, (ii) causing the adoption of shareholders' resolutions and amendments to the Governing Documents, (iii) causing members of the Board of Directors (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

         "Permitted Transferee" means (i) in the case of any Shareholder that is a partnership or limited liability company, any Affiliate of such Shareholder,
(ii) in the case of any Shareholder that is a corporation, any Person that owns a majority of the voting stock of such Shareholder, or any Person that is a direct or indirect wholly-owned subsidiary of such Shareholder, (iii) any Person that acquires any Securities pursuant to a syndication arrangement (A) under which any Shareholder syndicates Securities constituting no more than 50% of such Shareholder's outstanding Securities, (B) pursuant to which any Shareholder retains voting and dispositive control over the Transferred Securities and the Transferred Securities remain subject to the provisions of this Agreement, including the Transfer restrictions set forth in Section 4.1, and (C) in the case of the Series B Preferred Stock and the Series B-1 Preferred Stock, which shall be completed within 180 days from the date hereof, provided that the Shareholders shall not Transfer any Securities to any Person listed on Schedule
4.5 of the Purchase Agreement or any of such Person's Affiliates (unless such sale is pursuant to a merger or consolidation of the Company), (iv) in the case of any Shareholder that is an individual, any successor by death or divorce, or
(v) in the case of any Shareholder that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants.

         "Person" means an individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.


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         "Preferred Stock" means, collectively, the Series B Preferred Stock and the Series B-1 Preferred Stock.

         "Proposed Transfer" has the meaning set forth in Section 4.3(a).

         "Proposed Transferee" has the meaning set forth in Section 4.3(a).

         "Purchase Agreement" has the meaning set forth in the recitals.

         "Registration Rights Agreement" means that certain Registration Rights Agreement, to be dated as of the Closing Date, by and among the THL Parties, the GS Parties and the Company, in substantially the form attached to the Purchase Agreement.

         "Registration Statement" means any registration statement of the Company filed with, or to be filed with, the Securities and Exchange Commission under the rules and regulations promulgated under the Securities Act, including any related prospectus, amendments and supplement to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-8 or any successor form thereto.

         "Securities" means, with respect to any Person, (i) the Preferred Stock purchased by such Person under the Purchase Agreement and (ii) any securities into which any of the foregoing Preferred Stock are converted, exchanged or exercised in accordance with the terms thereof and of the Purchase Agreement.

         "Securities Act" means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

         "Selling Shareholders" has the meaning set forth in Section 4.4(a).

         "Series B Preferred Stock" has the meaning set forth in the recitals.

         "Series B-1 Preferred Stock" has the meaning set forth in the recitals.

         "Shareholders" has the meaning set forth in the preamble.

         "Sponsor Director" means any director appointed by a THL Party or a GSCP Party.

         "Tagging Shareholder" has the meaning set forth in Section 4.3(a).

         "THL Parties" means Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., and any Permitted Transferees of the foregoing to whom Securities are Transferred after the date hereof.

         "Transfer" means, with respect to any Securities, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Securities, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily


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or by operation of law; and "Transferred," "Transferee," and "Transferability"
shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Shareholder, or direct or indirect parent thereof, all or substantially all of whose assets are Securities shall constitute a "Transfer" of Securities for purposes of this Agreement.

         Section 1.2. Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and Section references are to this Agreement unless otherwise specified.

                  (c) The term "including" is not limiting and means "including without limitation."

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

         Section 1.3. Methodology For Calculations. Except as otherwise expressly provided in this Agreement, for purposes of calculating (a) the number of outstanding Securities as of any particular date and (b) the number of outstanding Securities owned by a Person hereunder (and the percentage of the Securities owned by a Person), (i) such number of Securities shall be calculated as though each Common Stock Equivalent of the Company had been on such date converted into, or exchanged or exercised for, the number of shares of Common Stock which such Common Stock Equivalent would be entitled to be converted into or exchanged or exercised for and (ii) each share of Series B-1 Preferred Stock shall be deemed to have been converted into one share of Series B Preferred Stock. In the event of any stock split, stock dividend, reverse stock split, any combination of Securities or any similar event, with respect to all references in this Agreement to a Shareholder or Shareholders holding a number of Securities, the applicable number shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of Securities or any similar event).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this
Agreement:

         Section 2.1. Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under


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the laws of its jurisdiction of organization, and the execution of this
Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

         Section 2.2. Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party's assets or operations are bound or affected; or
(c) violate any law applicable to such party.

         Section 2.3. Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or
(b) the consummation of any of the transactions contemplated herein.

                                  ARTICLE III

                                   GOVERNANCE

         Section 3.1. Board of Directors.

                  (a) During such time as the THL Parties and GS Parties are entitled pursuant to Section 4.1 of the Purchase Agreement to elect more than two (2) directors of the Company, the Shareholders shall take all Necessary Action to cause the Board of Directors to be comprised of such number of directors that shall be entitled to cast a minimum of eleven (11) votes in the aggregate with respect to actions taken by the Board of Directors, and one (1) of whom shall be designated by the GSCP Parties, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company, which designee is reasonably acceptable to the Board of Directors (the person from time to time designated by the GSCP Parties being referred to herein as the "GSCP Director"); provided that:

                           (i) if at any time the GSCP Parties cease to own, in
                  the aggregate, Securities, including Securities acquired upon exchange or conversion, representing, directly or indirectly, an initial purchase price under the Purchase Agreement of not less than $33,000,000, irrespective of the then current value of such Securities, then the GSCP Parties shall not be entitled to designate a director for election to the Board of Directors;

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                           (ii) if at any time the size of the Board of
                  Directors falls below eleven (11) votes, then the GSCP Parties shall not be entitled to designate any director for election or appointment to the Board of Directors and any GSCP Director elected or appointed to the Board of Directors at such time shall resign, provided that the Shareholders shall take all Necessary Action required to cause the size of the Board of Directors to be at least eleven (11) votes and to effect all of the actions set forth in this Section 3.1(a); and

                           (iii) the GSCP Director shall only be entitled to
                  cast one (1) vote.

                  (b) Subject to Section 3.1(a), the GSCP Parties shall have the exclusive right to nominate and remove its designees to the Board of Directors, as well as the exclusive right to fill vacancies created by reason of death, removal or resignation of such designees, and the THL Parties shall take all Necessary Action to cause the Board of Directors to be so constituted.

                  (c) During such time as the THL Parties and GS Parties are entitled pursuant to Section 4.1(a) of the Purchase Agreement to appoint observers to the Board of Directors (the "Board Observers"), the Shareholders shall take all Necessary Action to cause at least one
         (1) of the Board Observers to be designated by the GSCP Parties, which designee is reasonably acceptable to the Board of Directors (the person from time to time designated by the GSCP Parties being referred to herein as the "GSCP Board Observer").

                  (d) Other than the GSCP Director, all Board Representatives contemplated by Section 4.1 of the Purchase Agreement may be designated by the THL Parties. Other than the GSCP Board Observer, any other Board Observer contemplated by Section 4.1(a) of the Purchase Agreement may be designated by the THL Parties.

         Section 3.2. Certificate Amendment.

                  (a) The THL Parties shall take all Necessary Action to amend, as set forth in Section 4.1(g) of the Purchase Agreement, the Certificate of Incorporation, including voting in favor of the Certificate Amendment (as defined in the Purchase Agreement).

                                   ARTICLE IV

                               TRANSFERS OF SHARES

         Section 4.1. Limitations on Transfer.

                  (a) Prior to the first anniversary of the Closing Date, no Shareholder other than the THL Parties shall Transfer any Securities, except (i) to a Permitted Transferee pursuant to Section 4.2, (ii) pursuant to Section 4.3 in conjunction with a Transfer in which a THL Party is a Transferring Shareholder, (iii) pursuant to Section 4.4,
         (iv) pursuant to the Registration Rights Agreement, or (v) pursuant to
         Section 4.5 of the Purchase Agreement, provided that the provisions of
         Section 4.3 and Section 4.4 shall be applicable to the proposed


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         Transfer of any Securities in accordance with Section 4.5(a) of the
         Purchase Agreement to one or more Persons that is not a Permitted Transferee.

                  (b) After the first anniversary of the Closing Date and prior to the fifth anniversary of Closing Date, no Shareholder shall Transfer any Securities, except (i) to a Permitted Transferee pursuant to
         Section 4.2, (ii) pursuant to Section 4.3, (iii) pursuant to Section 4.4, (iv) pursuant to the Registration Rights Agreement, or (v) pursuant to Section 4.5 of the Purchase Agreement, provided that the provisions of Section 4.3 and Section 4.4 shall be applicable to the proposed Transfer of any Securities in accordance with Section 4.5(a) of the Purchase Agreement to one or more Persons that is not a Permitted Transferee.

                  (c) In the event of a purported Transfer by a Shareholder of any Securities in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, and each of the Shareholders shall take all Necessary Action to cause the Company not to give effect to such Transfer.

         Section 4.2. Transfer to Permitted Transferees. A Shareholder may Transfer its Securities to a Permitted Transferee of such Shareholder; provided that each Permitted Transferee of any Shareholder to which Securities are Transferred shall, and such Shareholder shall cause such Permitted Transferee to, Transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) any Securities it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder.

         Section 4.3. Tag Along Rights.

                  (a) In the case of a proposed Transfer prior to the fifth anniversary of the Closing Date by a Shareholder (a "Transferring Shareholder") of any or all of its Securities, other than (i) to a Permitted Transferee, (ii) pursuant to the Registration Rights Agreement, or (iii) pursuant to or consequent upon the exercise of the drag along rights set forth in Section 4.4 (a "Proposed Transfer"), each other Shareholder who exercises its rights under this Section 4.3(a) (a "Tagging Shareholder") shall have the right to require the Transferring Shareholder to cause the proposed Transferee (a "Proposed Transferee") to purchase from such Tagging Shareholder up to a number of its Securities equal to the product of (A) (x) the number of Securities held by the Tagging Shareholder divided by (y) the number of Securities held by all Shareholders participating in such Transfer and
         (B) the aggregate number of Securities proposed to be Transferred to the Proposed Transferee.

                  (b) The Transferring Shareholder shall give notice to each other Shareholder of a Proposed Transfer not later than ten (10) Business Days prior to the closing of the Proposed Transfer, setting forth the number of Securities proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and, if such consideration consists in part or in whole of property other than cash, the Transferring Shareholder shall provide such information, to the extent reasonably available to the Transferring Shareholder, relating to such non-cash consideration as the other Shareholders may reasonably request in order to evaluate such


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         non-cash consideration), and other terms and conditions of payment offered by the Proposed Transferee. Following delivery of such notice, the Transferring Shareholder shall deliver or cause to be delivered to each Tagging Shareholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 4.3 must be exercised by a Shareholder within five (5) Business Days following receipt of the notice required by the first sentence of this Section 4.3(b), by delivery of a written notice to the Transferring Shareholder indicating its desire to exercise its rights and specifying the number of Securities it desires to Transfer.

                  (c) Any Transfer of Securities by a Tagging Shareholder to a Proposed Transferee pursuant to this Section 4.3 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Shareholder; provided that in order to be entitled to exercise its tag along right pursuant to this Section 4.3, each Tagging Shareholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Shareholder in connection with the Proposed Transfer (other than any non-competition or similar agreements or covenants that would bind the Tagging Shareholder or its Affiliates), and agree to the same conditions to the Proposed Transfer as the Transferring Shareholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Shareholder and each Tagging Shareholder severally and not jointly and that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Shareholder as to the unencumbered title to its Securities and the power, authority and legal right to Transfer such Securities, the aggregate amount of the liability of the Tagging Shareholder shall not exceed either (i) such Tagging Shareholder's pro rata portion of any such liability to be determined in accordance with such Tagging Shareholder's portion of the total number of Securities included in such Transfer or (ii) the proceeds to such Tagging Shareholder in connection with such Transfer. Each Tagging Shareholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

         Section 4.4. Drag Along Rights.

                  (a) If, prior to the fifth anniversary of the Closing Date, Shareholders holding, in the aggregate, greater than fifty percent (50%) of the Securities owned by the Shareholders from time to time (the "Selling Shareholders") agree to enter into a transaction which would result in the Transfer of more than fifty percent (50%) of the aggregate Securities (including any Securities held by other holders of Securities, including any Drag-Along Shareholders) to one or more Persons that is not a Permitted Transferee (the "Drag-Along Buyer"), the Selling Shareholders may deliver written notice (a "Drag-Along Notice") to each other Shareholder (the "Drag-Along Shareholders"), stating that such Selling Shareholders wish to exercise their rights under this Section 4.4 with respect to such Transfer, and setting forth the name and address of the Drag-Along Buyer, the number of Securities proposed to be Transferred, the proposed amount and form of the


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         consideration, and all other material terms and conditions offered by the Drag-Along Buyer.

                  (b) Upon delivery of a Drag-Along Notice, each Drag-Along Shareholder shall be required to Transfer that percentage of its Securities equal to the percentage of the Securities held by the Selling Shareholders which are being Transferred to the Drag-Along Buyer, upon the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by the Selling Shareholders and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements comparable to those made by the Selling Shareholders in connection with the Transfer (other than any non-competition or similar agreements or covenants that would bind the Drag-Along Shareholder or its Affiliates), and shall agree to the same conditions to the Transfer as the Selling Shareholders agree, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by each Selling Shareholder and each Drag-Along Shareholder severally and not jointly and that, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Drag-Along Shareholder as to the unencumbered title to its Securities and the power, authority and legal right to Transfer such Securities, the aggregate amount of the liability of the Drag-Along Shareholder shall not exceed either (i) such Drag-Along Shareholder's pro rata portion of any such liability, to be determined in accordance with such Drag-Along Shareholder's portion of the total number of Securities included in such Transfer or (ii) the proceeds to such Drag-Along Shareholder in connection with such Transfer.

                  (c) In the event that any such Transfer is structured as a merger, consolidation, or similar business combination, each Drag-Along Shareholder agrees to (i) vote in favor of the transaction, (ii) take such other Necessary Action as may be required to effect such transaction (subject to Section 4.4(b)) and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

                  (d) If any Drag-Along Shareholder fails to deliver to the Drag-Along Buyer the certificate or certificates evidencing Securities to be sold pursuant to this Section 4.4, the Selling Shareholders may, at their option, in addition to all other remedies they may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Securities with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100 million (the "Escrow Agent"), and the Company shall cancel on its books the certificate or certificates representing such Securities and thereupon all of such Drag-Along Shareholder's rights in and to such Securities shall terminate. Thereafter, upon delivery to the Company by such Drag-Along Shareholder of the certificate or certificates evidencing such Securities (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), the Selling Shareholders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Shareholder.

         Section 4.5. Rights and Obligations of Transferees.

                  (a) Any Transfer of Securities to any Transferee of a Shareholder, which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if such Transferee agrees in writing that it shall, upon such Transfer, assume with respect to such Securities the transferor's obligations under this Agreement and become a party to this Agreement for such purpose and makes the representations and warranties set forth in Article II of this Agreement, and any other agreement or instrument executed and delivered by such transferor in respect of the Securities.

                  (b) Upon any Transfer of Securities to any Person other than a Shareholder, which Transfer is otherwise in compliance herewith, the transferee shall, upon such Transfer, assume all rights held by the transferor at the time of the Transfer with respect to such Securities, provided that no Transferee (other than any Permitted Transferee of a Shareholder) shall acquire any of the rights provided in Article III by reason of such Transfer.

                  (c) Notwithstanding the foregoing, this Section 4.5 shall not apply to (i) any Transfer to the public under a Registration Statement, or (ii) any Transfer made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

                                   ARTICLE V

                               GENERAL PROVISIONS

         Section 5.1. Waiver by Shareholders. The rights and obligations contained in this Agreement are in addition to the relevant provisions of the Governing Documents in force from time to time and shall be construed to comply with such provisions. To the extent that this Agreement is determined to be in contravention of the Governing Documents, this Agreement shall constitute a waiver by each Shareholder, to the fullest extent permissible under applicable laws, of any right such Shareholder may have pursuant to the Governing Documents that is inconsistent with this Agreement.

         Section 5.2. Demand Registrations. The Shareholders agree that the GS Parties shall be entitled to exercise one of the five Demand Registrations (as defined in the Registration Rights Agreement) that the Holders (as defined in the Registration Rights Agreement) have been granted pursuant to Section 2.1(d) of the Registration Rights Agreement and upon the written request of the GS Parties, the THL Parties shall take all Necessary Action to cause the Holders' Representative (as defined in the Registration Rights Agreement) to take all such actions to effect such Demand Registration in accordance with Section 2.1 of the Registration Rights Agreement. In addition, the THL Parties shall cause the Holders' Representative not to take any action or refrain from taking any action or make any determination under Article II of the Registration Rights Agreement with respect to such Demand Registration without the prior written consent of the GS Parties. In addition, (i) at the request of the GS Parties, the THL Parties shall take all Necessary Action to cause the Holders' Representative to request that the Company refile a new automatic shelf registration statement as contemplated by Section 2.4(t) of the Registration Rights Agreement, and (ii) if the Holders' Representative is to receive an opinion contemplated by Section 2.5 of the Registration Rights Agreement, the THL Parties shall take all Necessary Action to cause the Holders' Representative to accept only such opinion as is reasonably satisfactory to the GS Parties. The

THL Parties shall be entitled to exercise the remaining four (4) Demand Registrations that the Holders have been granted pursuant to Section 2.1(d) of the Registration Rights Agreement.

         Section 5.3. Certain Actions. To the extent that the THL Parties take any actions with respect to the Voting Date as set forth in Section 4.1(b)(x) of the Purchase Agreement or make any determinations with respect to the Voting Date in accordance with the definition of "Voting Date" as set forth in each of the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock, the Certificate of Designations, Preferences and Rights of the Series B-1 Preferred Stock and the Certificate of Designations, Preferences and Rights of the Series D Participating Convertible Preferred Stock of the Company, the THL Parties shall provide prior notice to, and consult in good faith with, the GS Parties with respect to any such actions or determinations, to the extent practicable.

         Section 5.4. Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV. Any assignment of rights or obligations in violation of this Section 5.2 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

         Section 5.5. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Shareholder and Sponsor Director has the right to, and shall have no duty (contractual or otherwise) to refrain from, directly or indirectly engaging in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those deemed to be competing with the Company or any of its subsidiaries; and (ii) in the event that a Shareholder or Sponsor Director acquires knowledge of a potential transaction or matter that both the Company or its subsidiaries, on the one hand, and such Shareholder or any other Person, on the other hand, might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, such Shareholder or Sponsor Director shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries or other Shareholders, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its subsidiaries or any holder of Equity Securities of the Company for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder or Sponsor Director, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its subsidiaries or other Shareholders.

         Section 5.6. Termination. The rights and obligations of a Shareholder under this Agreement shall terminate at such time as such Shareholder no longer owns any Securities.

         Section 5.7. Subsequent Acquisition of Shares. Any Equity Securities acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement.

         Section 5.8. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 5.9. Entire Agreement. This Agreement, the Purchase Agreement and the Registration Rights Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to shares of Securities, other than those expressly set forth or referred to herein, in the Purchase Agreement or in the Registration Rights Agreement.

         Section 5.10. Amendment. This Agreement may not be amended, modified, supplemented or waived except by written approval of the GSCP Parties, the GSMP Parties and the THL Parties; provided that any amendment, modification, supplement or wavier that affects Shareholders (other than the GSCP Parties, the GSMP Parties and the THL Parties) disproportionately vis-a-vis the GSCP Parties, the GSMP Parties and the THL Parties and results in a material adverse effect on such Shareholders (the "Affected Shareholders") will require the written approval of (i) the GSCP Parties, (ii) the GSMP Parties, (iii) the THL Parties and (iv) Affected Shareholders holding a majority of the outstanding Securities then held by all Affected Shareholders. The execution of a counterpart signature page to this Agreement after the date hereof by any Person that acquires any Securities shall only require the consent of the GSCP Parties, the GSMP Parties and the THL Parties and shall not be deemed an amendment to this Agreement so long as such Person agrees to be treated as a "Shareholder" hereunder.

         Section 5.11. Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party to assert its or his or her rights hereunder on any occasion or series of occasions.

         Section 5.12. Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         Section 5.13. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered (and shall be deemed to have been duly given, made or delivered upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, addressed to the Shareholder at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

         (a) if to the THL Parties, to:

                                    c/o Thomas H. Lee Partners, L.P.
                                    100 Federal Street, 35th Floor
                                    Boston, Massachusetts 02110
                                    Fax No.:  (617) 227-3514
                                    Attention:  Thomas M. Hagerty
                                                Seth W Lawry
                                                Scott L. Jaeckel

                      with a copy (which shall not constitute notice) to:

                                    Weil, Gotshal & Manges LLP
                                    100 Federal Street, 34th Floor
                                    Boston, Massachusetts 02110
                                    Fax No.:  (617) 772-8333
                                    Attention:  James Westra, Esq.
                                                Malcolm Landau, Esq.

         (b) if to the GS Parties, to:

                                    c/o Goldman, Sachs & Co.
                                    85 Broad Street
                                    New York, New York  10004
                                    Fax No.:  (212) 357-5505
                                    Attention:  Bradley Gross
                                                Edward Pallesen

                      with a copy (which shall not constitute notice) to:

                                    Fried, Frank, Harris, Shriver & Jacobson LLP
                                    One New York Plaza
                                    New York, New York 10004
                                    Fax No.:  (212) 859-4000
                                    Attention:  Robert Schwenkel, Esq.
                                                David Shaw, Esq.

         Section 5.14. Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         Section 5.15. Jurisdiction. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK.

         Section 5.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. Any Shareholder may file an original counterpart or a copy of this Section 5.14 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

         Section 5.17. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure the money damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         Section 5.18. No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                     THOMAS H. LEE EQUITY FUND VI, L.P.

                                     By: THL EQUITY ADVISORS VI, LLC,
                                           its general partner
                                     By: THOMAS H. LEE PARTNERS, L.P.,
                                           its sole member
                                     By: THOMAS H. LEE ADVISORS, LLC,
                                           its general partner

                                     By: /s/ Scott L. Jaeckel
                                         --------------------------------------
                                         Name: Scott L. Jaeckel
                                         Title: Managing Director


                                     THOMAS H. LEE PARALLEL FUND VI, L.P.

                                     By: THL EQUITY ADVISORS VI, LLC
                                           its general partner
                                     By: THOMAS H. LEE PARTNERS, L.P.,
                                           its sole member
                                     By: THOMAS H. LEE ADVISORS, LLC,
                                           its general partner

                                     By: /s/ Scott L. Jaeckel
                                         --------------------------------------
                                         Name: Scott L. Jaeckel
                                         Title: Managing Director


                                     THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

                                     By: THL EQUITY ADVISORS VI, LLC
                                           its general partner
                                     By: THOMAS H. LEE PARTNERS, L.P.,
                                           its sole member
                                     By: THOMAS H. LEE ADVISORS, LLC,
                                           its general partner

                                     By: /s/ Scott L. Jaeckel
                                         --------------------------------------
                                         Name: Scott L. Jaeckel
                                         Title: Managing Director



        [Signature Page to Amended and Restated Shareholders' Agreement]

                           GS CAPITAL PARTNERS VI FUND, L.P.
                              By: GSCP VI Advisors, L.L.C., its General Partner

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President


                           GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                              By: GSCP VI Offshore Advisors, L.L.C.,
                                  its General Partner

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President


                           GS CAPITAL PARTNERS VI GMBH & CO. KG
                              By: GS Advisors VI, L.L.C.,
                                  its Managing Limited Partner

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President


                           GS CAPITAL PARTNERS VI PARALLEL, L.P.
                              By: GS Advisors VI, L.L.C., its General Partner

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President



        [Signature Page to Amended and Restated Shareholders' Agreement]

                              GSMP V ONSHORE US, LTD.

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President



                              GSMP V OFFSHORE US, LTD.

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President



                              GSMP V INSTITUTIONAL US, LTD.

                              By: /s/ Oliver Thym
                                  ----------------------------------------------
                                  Name: Oliver Thym
                                  Title: Managing Director and Vice President












        [Signature Page to Amended and Restated Shareholders' Agreement]